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                                                                    EXHIBIT 4(f)


                              FIRST AMENDMENT TO
                               PROMISSORY NOTE

     First Amendment to Promissory Note made as of the 15th day of September, 1994 by and between Fleet Bank of Maine, a financial institution organized and existing under the laws of the State of Maine (the "Bank") and Irving Tanning Company, a Delaware corporation with a place of business on Main Street, Hartland, Maine (the "Maker").

                             W I T N E S S E T H :

     WHEREAS, on April 5, 1994, the Bank and the Maker entered into a Revolving Credit and Term Loan Agreement (the "Agreement") between the Bank as lender and the Maker as borrower pursuant to which the Bank, among other matters, and subject to the terms and conditions set forth therein, established a $4,000,000 revolving credit facility in favor of the Maker; and
     WHEREAS, on April 5, 1994, the Maker executed a certain Demand Promissory Note (the "Note") in the original principal amount of $4,000,000 to evidence revolving credit loans made by the Bank to Maker under the Agreement from time to time; and
     WHEREAS, the undersigned have entered into a First Amendment to Revolving Credit and Term Loan Agreement of even date herewith pursuant to which the parties agree to amend the Agreement to increase the amount available under the revolving credit facility from $4,000,000 to $5,000,000; and
     WHEREAS, the parties desire to amend the Demand Note to confirm such changes;


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     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to modify the Note as follows:
     1. Effective as of the date hereof, but not retroactively, the Note is hereby amended by increasing the face amount thereof to $5,000,000 by deleting the first paragraph thereof in its entirety and substituting the following:

          FOR VALUE RECEIVED, Irving Tanning Company, a Delaware corporation with a business address of Main Street, Hartland, Maine (the "Maker"), promises to pay to Fleet Bank of Maine, a financial institution with a business office at 511 Congress Street, Portland, Maine (the "Bank"), or order, ON DEMAND, the principal sum of Five Million Dollars ($5,000,000), or such lesser amount as may be outstanding at the maturity hereof (whether upon demand or otherwise).

     2. It is the intention of the parties hereto that the only modification to the Note contemplated hereby shall be the modification specifically effected above. Except as so modified, the terms, provisions, covenants and agreements set forth in the Note are hereby ratified and affirmed in all respects.
     3. All collateral pledged or mortgaged by the Maker to secure the Note as modified hereby shall continue to secure such Note as so modified and shall not be effected in any way by the modifications to the Note agreed to herein by the Bank and the Maker hereby agrees and confirms that the Note, as amended hereby, constitutes a "Secured Obligation" for purposes of the Security Agreement dated April 5, 1994 by and between Maker as debtor and Bank as secured party. The Maker and the Bank hereby agree that the indebtedness evidenced by the Note is amended hereby but shall remain the same indebtedness originally


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evidenced by said Note and that this Amendment represents a modification of the original indebtedness evidenced by said Note.
     4. The Maker hereby agrees that this Note, as amended hereby, is and shall be one integrated instrument and such instrument constitutes the legal, valid and binding obligation of the Maker in accordance with its terms.
     5. The Bank hereby agrees to affix and attach this Amendment to the Note.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WITNESS:                                  FLEET BANK OF MAINE

Penney M. Ward                            By: Raymond T. Kelly, Jr.
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                                          Its: Vice President
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                                          IRVING TANNING COMPANY

Linda S. Archer                           By: Robert M. Jones
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                                          Its: Vice President/Treasurer
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